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                                                                     EXHIBIT 2.1

                               AGREEMENT OF MERGER

         Pursuant to this Agreement of Merger, dated as of the 9th day of February, 2005, LHC Group, L.L.C., a Louisiana limited liability company, shall be merged with and into LHC Group, Inc., a Delaware corporation.

                                    SECTION 1
                                  DEFINITIONS

         1.1 Effective Time. "Effective Time" shall mean the date and time on which the Merger contemplated by this Agreement of Merger becomes effective pursuant to the laws of the State of Delaware and the State of Louisiana, as determined in accordance with Section 2.2 of this Agreement of Merger.

         1.2 Surviving Corporation. "Surviving Corporation" shall refer to LHC Group, Inc., a Delaware corporation.

         1.3 Merging Company. "Merging Company" shall refer to LHC Group, L.L.C., a Louisiana limited liability company.

         1.4 Merger. "Merger" shall refer to the merger of the Merging Company with and into the Surviving Corporation as provided in Section 2.1 of this Agreement of Merger.

                                    SECTION 2
                                 TERMS OF MERGER

         2.1 Merger. Subject to the terms and conditions of this Agreement of Merger, at the Effective Time, the Merging Company shall be merged with and into the Surviving Corporation in accordance with applicable law. LHC Group, Inc. shall be the Surviving Corporation resulting from the Merger and shall continue to exist and to be governed by the laws of the State of Delaware under the name "LHC Group, Inc." The Merger shall be consummated pursuant to the terms of this Agreement of Merger, which has been approved by the Members and Board of Directors of the Merging Company and the sole director and stockholder of the Surviving Corporation.

         2.2 Effective Time. The Merger contemplated by this Agreement of Merger shall be effective at 11:59 p.m. EST on February 9, 2005.

         2.3 Certificate of Incorporation. The Certificate of Incorporation of the Surviving Corporation as it exists at the Effective Time shall remain in full force and effect after the Effective Time and shall not be amended by virtue of the Merger.

         2.4 Bylaws. The Bylaws of the Surviving Corporation as they exist at the Effective Time shall remain in full force and effect after the Effective Time and shall not be amended by virtue of the Merger.
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         2.5      Board of Directors. The Board of Directors of the Surviving
Corporation immediately prior to the Merger shall remain the same from and after the Effective Time and shall be unaffected by the Merger.

         2.6 Officers. The officers of the Surviving Corporation immediately prior to the Merger shall remain the same from and after the Effective Time and shall be unaffected by the Merger.

                                    SECTION 3
              MANNER OF CONVERTING MEMBERSHIP INTERESTS AND SHARES

         All of the shares of Common Stock of the Surviving Corporation issued and outstanding at the Effective Time shall be cancelled and retired as of the Effective Time, and no consideration shall be issued in exchange therefore. The manner and basis of converting the membership interests of the Merging Company and issuance of capital stock of the Surviving Corporation therefor upon consummation of the Merger shall be as follows:

         3.1 Merging Company Membership Interests. Each two membership interests of the Merging Company issued (including, without limitation, shares held by the Merging Company) at the Effective Time shall, as of the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchanged for three shares of the $0.01 par value Common Stock ("Common Stock") of the Surviving Corporation (the "Exchange Ratio"). No fractional shares will be issued in the Merger. Each fractional share less than one-half of a share shall be rounded down to the nearest whole share and each fractional share equal to or greater than one-half of a share shall be rounded up to the nearest whole share. Any options, warrants or other equity rights to purchase or convert into membership interests of the Merging Company that are outstanding as of the Effective Time shall be converted into and exchanged for options, warrants or other equity rights to purchase or convert into shares of Common Stock of the Surviving Corporation on identical terms and conditions as in effect immediately prior to the Effective Time; provided, however, that the number of shares of Common Stock underlying such options, warrants or equity rights and the exercise price, if applicable, shall be adjusted in proportion to the Exchange Ratio.

         3.2 Anti-Dilution Provisions. In the event the Merging Company changes the number of its membership interests issued and outstanding prior to the Effective Time as a result of a split, dividend or similar recapitalization and the record date therefor is prior to the Effective Time, the Exchange Ratio pursuant to Section 3.1 of this Agreement of Merger and the number of shares of Common Stock of the Surviving Corporation issuable upon conversion thereof shall be proportionately adjusted.

                                    SECTION 4
                            DELIVERY OF CONSIDERATION

         After the Effective Time, each holder of membership interests of the Merging Company issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such membership interests (if applicable) to the Surviving Corporation and shall


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promptly upon surrender receive in exchange therefor the consideration provided in Section 3 of this Agreement of Merger. The certificate or certificates representing membership interests of the Merging Company so surrendered shall be duly endorsed as the Surviving Corporation may require. In the event any former holders of membership interests of the Merging Company were issued certificates representing such membership interests, the Surviving Corporation shall not be obligated to deliver the consideration to which such former holder of membership interests of the Merging Company is entitled as a result of the merger until such holder surrenders his/her or its certificate or certificates representing the membership interests of the Merging Company for exchange as provided in this
Section 4. However, upon surrender of such certificate or certificates, the stock certificate of the Surviving Corporation shall be delivered with respect to each share represented by such certificate. After the Effective Time, each outstanding certificate that represented membership interests of the Merging Company prior to the Effective Time shall be deemed for all corporate purposes to evidence only the right of the holder thereof to receive the consideration provided in Section 3 of this Agreement of Merger in exchange therefor.

                                    SECTION 5
                               FURTHER ASSURANCES

         Each party to this Agreement of Merger agrees to do such things as may be reasonably required by the other party in order more effectively to consummate or document the transactions contemplated by this Agreement of Merger.


                                    SECTION 6
                                  MISCELLANEOUS

         6.1 Termination. This Agreement of Merger may be terminated at any time prior to the Effective Time by the parties hereto.

         6.2 Amendments. To the extent permitted by law, this Agreement of Merger may be amended upon the approval of the Board of Directors of each of the parties hereto; provided, however, that the provisions of Section 3 of this Agreement of Merger relating to the manner or basis in which the membership interests of the Merging Company will be exchanged for Common Stock of the Surviving Corporation shall not be amended after approval of this Agreement of Merger by the members of the Merging Company and the sole stockholder of the Surviving Corporation without the approval of the holders of at least a majority of the issued and outstanding membership interests of the Merging Company and the sole stockholder of the Surviving Corporation.



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         IN WITNESS WHEREOF, the undersigned business entities have caused this
Agreement of Merger to be executed by their duly authorized agents as of the date first above written.


                                  MERGING COMPANY:

                                  LHC GROUP, L.L.C.


                                  By:  /s/ Barr Brown
                                       ------------------------------
                                       Name:  Barr Brown
                                       Title: Senior Vice President
                                              and Chief Executive Officer


                                  SURVIVING CORPORATION:

                                  LHC GROUP, INC.


                                  By:  /s/ Keith G. Myers
                                       ----------------------------------------
                                       Name:  Keith G. Myers
                                       Title: President and Chief Executive
                                              Officer


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